Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE ELMET GROUP CO.

The Elmet Group Co. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.	The name of the Corporation is The Elmet Group Co. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on September 13, 2024 (as thereafter amended, the “Certificate”).

2.	This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 and Section 245 of the DGCL.

3.	This Amended and Restated Certificate of Incorporation restates, integrates and further amends the Certificate.

4.	The text of the Certificate is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed by an authorized officer this 2nd day of January, 2026.

THE ELMET GROUP CO.

By:	/s/ Peter V. Anania
Name:	Peter V. Anania
Title:	Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE ELMET GROUP CO.

ARTICLE I
NAME OF THE CORPORATION

The name of the corporation is The Elmet Group Co. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The name of its registered agent at such address is Harvard Business Services, Inc.

ARTICLE III
BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
CAPITAL STOCK

Section 4.01 Authorized Classes of Stock. The total number of shares of capital stock of all classes of capital stock that the Corporation is authorized to issue is five hundred and sixty million (560,000,000) shares, par value $0.001 per share, of which:

(a) five hundred million (500,000,000) shall be a series designated as Class A Common Stock (the “Class A Common Stock”);

(b) forty million (40,000,000) shall be a series designated as Class B Common Stock (the “Class B Common Stock,” and, together with the Class A Common Stock, the “Common Stock”) and

(c) twenty million (20,000,000) shares shall be shares of preferred stock (“Preferred Stock”).

Upon the effective time of the filing of this Amended and Restated Certificate of Incorporation (the “Effective Time”), and without any further action of the Corporation or any stockholder of the Corporation, each share of common stock, par value $0.001 per share of the Corporation that is issued and outstanding immediately prior to the Effective Time (the “Former Common Stock”) shall be automatically reclassified and converted into one (1) share of Class A Common Stock. Each stock certificate or book-entry position that, immediately prior to the Effective Time, represented shares of Former Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for the exchange, represent that number of shares of Class A Common Stock into which the shares formerly represented by such certificate or book-entry position have been automatically reclassified and converted pursuant to this Article IV.

Section 4.02 Common Stock.

(a) General; Equal Status. Except as otherwise provided in this Article IV or required by applicable law, shares of Common Stock shall have the same rights, privileges, preferences and powers, rank equally, share ratably and be identical in all respects and as to all matters. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding at any time.

(b) Voting.

(i) Except where required by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class on any matter submitted to the stockholders of the Corporation for a vote or approval. Except as required by applicable law, each share of Class A Common Stock shall entitle the holder to one (1) vote for each share of Class A Common Stock held and each share of Class B Common Stock shall entitle the holder to 10,000 (ten thousand) votes for each share of Class B Common Stock held, in each case, on any matter submitted to the stockholders of the Corporation for a vote or approval.

(ii) Unless required by applicable law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock entitled to vote thereon) the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(iii) Except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(c) Redemption. The holder(s) of shares of Class B Common Stock may require the Corporation to redeem their shares at a price of $53.65 per share. The Corporation shall also have the right to redeem outstanding shares of Class B Common Stock at a price of $53.65 per share at any time. Upon any such redemption, the redeemed shares shall be retired and restored to the status of authorized but unissued shares of Class B Common Stock of the Company.

(d) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine. Stock, cash or property dividends shall not be declared or paid on shares of Class B Common Stock.

(e) Liquidation, Dissolution, Etc. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock. The holders of shares of Class B Common Stock will not be entitled to receive, with respect to such shares, any assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(f) Subdivision or Combination. If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such series shall, concurrently therewith, be subdivided, combined or reclassified in the same proportion and manner such that the same proportionate equity ownership amongst the holders of outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such series is approved by (i) the holders of a majority of the outstanding Class A Common Stock and (ii) the holders of a majority of the outstanding Class B Common Stock, each voting as separate series.

(g) Preemptive or Subscription Rights. No holders of shares of Common Stock shall be entitled to preemptive or subscription rights.

Section 4.03 Preferred Stock. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a) the designation of the series;

(b) the number of shares of the series;

(c) the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(d) whether the series will have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(e) whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(f) whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

(g) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(h) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(i) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(j) any other relative rights, preferences, and limitations of that series.

Section 4.04 Options, Warrants & Rights.

(a) The Corporation may issue options, warrants and rights for the purchase of shares of any class or series of the Corporation.  The Board of Directors, in its sole discretion, shall determine the terms and conditions on which the options, warrants or rights are issued, their form and content and the consideration for which, and terms and conditions upon which, such securities or any underlying class or series of shares of the Corporation are to be issued.

(b) The terms and conditions of rights or options to purchase shares of any class or series of the Corporation may include, without limitation, restrictions or conditions that preclude or limit the exercise, transfer, receipt or holding of such rights or options by any person or persons, including any person or persons owning (beneficially or of record) or offering to acquire a specified number or percentage of the outstanding shares of any class or series, or any transferee or transferees of any such person or persons, or that invalidate or void such rights or options held by any such person or persons or any such transferee or transferees.

ARTICLE V
BOARD OF DIRECTORS

Section 5.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 5.02 Number. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall be as fixed from time to time in accordance with the bylaws of the Corporation (the “Bylaws”).

Section 5.03 Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director or by a vote of the stockholders. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.

Section 5.04 Written Ballot. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI
LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.01 Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or officer. No amendment to, modification of, or repeal of this Section 6.01 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Section 6.02 Indemnification. The Corporation shall indemnify and advance expenses to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person, or such person’s testator or intestate, is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VII
CERTAIN STOCKHOLDER ACTION

Section 7.01 Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation shall be called only by the Board of Directors and may not be called by any other person or persons.

ARTICLE VIII
BYLAWS

Section 8.01 Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws without any action on the part of the stockholders.

Section 8.02 Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Amended and Restated Certificate of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least a majority of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE IX
CERTAIN GOVERNANCE MATTERS

Section 9.01 The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) The Corporation expressly elects not to be governed by Section 203 of the DGCL.

(b) No contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any other corporation, firm, association or other entity in which one or more of the directors are directors or officers, or are financially interested, shall be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or because his or her votes are counted for such purpose, if:

(i) The fact of such relationship or interest is disclosed or known to the Board of Directors, or a duly empowered committee thereof, which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for such purpose without counting the vote or votes of such interested director or directors;

(ii) The fact of such relationship or interest is disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or

(iii) The contract or transaction is fair and reasonable as to the Corporation at the time it is authorized by the Board of Directors, committee or the stockholders.

(c) Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies a contract or transaction described in paragraph (d) of this Article IX.

(d) A director of the Corporation may transact business, borrow, lend, or otherwise deal or contract with the Corporation to the fullest extent and subject only to the limitations and provisions of the laws of the State of Delaware and the laws of the United States.

(e) The Board of Directors in its sole discretion may (but shall not be required to) submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

(f) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

(g) Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE X
EXCLUSIVE FORUM

Section 10.01

(a) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof (the “Chosen Courts”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL, the Bylaws or this Amended and Restated Certificate of Incorporation (as any of the foregoing may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Chancery Court, or (v) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine. If any action, suit or proceeding the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the Chosen Courts (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the Chosen Courts in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(b) Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (and as may be further amended from time to time).

(c) Notwithstanding the foregoing, the provisions of clause (a) of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934 or any other claim over which the federal courts of the United States have exclusive jurisdiction.

(d) Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation (including, but not limited to, shares of capital stock of the Corporation) shall be deemed to have notice of and consented to the provisions of this Article X.